SPECIAL MEETING OF SHAREHOLDERS
                PRINCIPAL GOVERNMENT SECURITIES INCOME FUND, INC.
                              HELD NOVEMBER 2, 1999

1.   Election of the Board of Directors.

                            For                Withheld

     Aschenbrenner       12,904,043            992,242
     Davis               12,849,981          1,046,304
     Eucher              12,894,729          1,001,556
     Ferguson            12,856,289          1,039,997
     Gilbert             12,906,769            989,516
     Griswell            12,899,717            996,568
     Kimball             12,901,454            994,831
     Lukavsky            12,868,475          1,027,810

2. Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

         13,335,158           156,875               404,253

3.   Amendment of Management Agreement to:
     A. Provide transfer agency services through a separate agreement.

          In Favor            Opposed               Abstain

         12,689,082           587,133               620,070

     B. Clarify changes to delegation provision.

          In Favor            Opposed               Abstain

         12,795,785           496,146               604,354